Exhibit 99.1

Altitude International Receives Order from US Space Force

Press Release | 08/02/2021

Altitude International Receives Order from US Space Force

PORT ST. LUCIE, Fla., Aug. 2, 2021 /PRNewswire/ — Altitude International Holdings, Inc (OTCQB: “ALTD”) announced that it has received a new purchase order through its Strategic Water Partner, Russkap Holdings, to provide Tiffany Atmospheric Water units to the newest branch of the US Military, Space Force. This order means that ALTD subsidiary, Altitude Water, is now manufacturing its patented ozone purified water systems for all five branches of the Department of Defense.

Yehuda Kaploun, President of RussKap stated, “This is a tribute to the partnership that RussKap Holdings Water Division has with Altitude Water, formerly known as Trident Water. We have seen over the last year that the military intends to use the exclusive patented ozone water purification systems that RussKap/Altitude uses for the creation of safe and secure drinking water. The old systems of UV lamps and the use of chlorine to disinfect water are rendered obsolete and relics of the past when compared with the EPA recommended ozone treatment of water.”

ALTD CEO Greg Breunich added, “We are delighted that the US Military has once again chosen the Russkap/ALTD partnership to meet its rapidly expanding atmospheric water needs. This marks our third new military order in the last three weeks, and we see this as DoD’s stamp of approval for our systems, our hardware, our service, and our patented ozone technology. We continue to receive tremendous positive feedback from all parts of the military but particularly from our end users on the ground, and it’s great to see that translate into a fast-growing flow of new orders”

SAFE HARBOR STATEMENT

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, involving risks and uncertainties. There can be no assurance such statements will prove to be accurate and actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether result of new information future events or otherwise.

Media contact:

Justin Baronoff

561-750-9800

justin@transmediagroup.com

https://c212.net/c/img/favicon/png?sn=CL61686&sd=2021-08-02 View original content: https://www.prnewswire.com/news-releases/altitude-international-receives-order-from-us-space-force-301346148.html

SOURCE Altitude International Holdings, Inc.